Exhibit 99.1

Exxon Mobil Corporation

Presentation and Q&A Session

Analyst Meeting

New York, NY

March 4, 2015

EXXON MOBIL CORPORATION ANALYST MEETING

MARCH 4, 2015

New York, NY

9:00 a.m. ET

Jeff Woodbury (Vice President of Investor Relations and Secretary of the Corporation)

Ladies and gentlemen, good morning, and welcome to our 2015 analyst meeting. We very much appreciate you all joining us this morning, especially given the warm and balmy weather outside, but we are looking forward to a very engaging discussion with you today.

For those of you that I have not had the opportunity to meet, my name is Jeff Woodbury, and I am the Vice President of Investor Relations as well as the Corporate Secretary. I want to begin with familiarizing you with the safety procedures here at the New York Stock Exchange. If you look around, there are two exits from this room, one at the back on the right side and one in the front - the door you came in this morning. Both of these will take you to a stairwell down to street level. In case of an emergency, there will be an audible message that will give instructions as to what we do, and there will be Stock Exchange personnel who will guide us. Also before we begin, I would ask everyone to silence any electronic devices, including cell phones and iPads, so we’re not disturbed during the presentation today.

Next I would like to draw your attention to our cautionary statement, which you will see in the front of the presentation material that you have before you. As you know, this statement contains information that is pertinent to today’s discussion, and if you had not previously read this material, I would encourage you to do so. You can also access our website at exxonmobil.com for additional information on factors that will affect our future results as well as some supplemental information that provides some of the definitions regarding the terms that we use today.

So let’s begin by reviewing our agenda. I am very pleased to advise that Rex Tillerson will lead our presentation today. As you see, we will begin with Key Messages and 2014 Results, followed by an update on our Energy Outlook, which as you know underpins our business strategy and our investment plan.

Next we will discuss some key elements of our strategy, our differentiated performance, and an update on our business plans that are creating long-term shareholder value through this cycle. We will also showcase our progress on unlocking Upstream resource value as well as strengthening both our Downstream and Chemical portfolios.

You see that we are going to take a short break, and then following that break, we would ask the management committee to join Rex up on the stage to answer your questions. So it is now my great pleasure to introduce our Chairman and Chief Executive Officer, Rex Tillerson.

Rex Tillerson (Chairman and CEO)

Good morning, all. Thank you, Jeff, and I want to add my welcome to all of you as well. It is indeed a pleasure to come up here every year to this very historic venue.

And before we go any further, I want to thank the New York Stock Exchange for allowing us to continue to hold our annual Analyst Meeting in this room. This is the 13th consecutive year that we have held this meeting here. They tell me it is the longest-running consecutive analyst meeting on the Exchange. We do appreciate the support they give us, and not just to us, but all of our investors as well.

Whether you are here in person, whether you’ve dialed in on the telephone lines, or you are logging in on the webcast, I do welcome you. I am pleased to have the opportunity to discuss our company’s investment plans, our financial results, and our operating results with you this morning.

On the stage backdrop we are showcasing one of our very successful projects, the LNG project in Papua New Guinea. You can see the picture is a photo of the drilling rig atop the mountain at the Hides gas field, which is the principal resource supplying gas to the project. This is at 9,000 feet of elevation, very high altitude.

And from here the gas flows through a 400-mile pipeline down some very rugged terrain to the LNG plant, which is located on the coastal area, so it’s at sea level. So you move from 9,000 feet to sea level about 400 miles away.

The successful startup of this venture once again demonstrates our unique capabilities and resource development, particularly in challenging environments. And it is really made possible by our very highly talented and dedicated employees and contractors. Folks, this is ExxonMobil. This is what we do.

Let me begin with key messages that I hope to leave you with today. ExxonMobil’s strategies and competitive advantages enable us to create value throughout the business cycle. That is a statement I’ve made every year.

Regardless of the business environment, we remain focused on the fundamentals. We take a disciplined, selective, and long-term approach to investing in opportunities, which we believe are attractive. We delivered on our commitments last year in 2014, including eight major project startups, capital expenditures of $38.5 billion, and production of 4 million oil-equivalent barrels per day.

In 2015, we plan to invest around $34 billion, and we will continue to grow Upstream production to an average of 4.3 million barrels per day in 2017.

We continue to demonstrate our differentiated performance. We continue to lead the industry in return on capital employed and, most importantly, long-term shareholder value.

Now as all of you know, the business environment has changed quite dramatically since we last met, with a sharp decrease in crude oil prices. The oil and gas business is cyclical, and we have been here before. This chart only goes back to 2004, but some of you who have hair that looks like mine have been through probably at least three of these types of downturns over your career, as I have.

Our investment decisions are based on a long-term view, informed by our energy outlook, and tested across a broad range of economic parameters including a broad range of commodity prices.

We have a relentless focus on the things we control. World-class project execution differentiates us, and we continue to deliver. We are always looking for ways to lower our cost structure, and we expect to lead the cost curve, especially under these conditions. We strive to maintain best-in-class reliability and capture the benefits of our integrated business model.

By emphasizing these fundamentals, we deliver leading business results and create value throughout the business cycle.

The 2014 results reflect the strength of our integrated businesses amid global economic challenges, uncertainties, and price volatility.

The safety and health of our employees, contractors, customers, and the people who live in the areas in which we operate remain paramount to all of us at ExxonMobil. I am proud to report that we achieved our best-ever safety performance in 2014. We employ rigorous environmental management systems and practices to minimize our environmental footprint.

Total corporate earnings were $32.5 billion, and return on average capital employed was an industry-leading 16.2%. We generated $49.2 billion of cash flow from operations and asset sales and selectively invested $38.5 billion in the business. Total shareholder distributions were $23.6 billion. Our proved reserve replacement ratio was 104%, marking the 21st consecutive year we added more oil and natural gas reserves than we produced.

Risk management is at the very core of our business. Everything we do has an element of risk, whether it’s technical, operational, financial risk, or environmental risk. Therefore, it is incumbent on each and every one of our associates to recognize the elements of risk in their jobs, to understand and assess that risk, and to effectively eliminate or mitigate significant risk.

We have a systematic approach guided by our Operations Integrity Management System, also known as OIMS. By providing a framework with rigorously applied system and processes, OIMS helps us manage safety, security, health, and environmental risk and achieve excellence in our operational performance.

OIMS guides the activities of our employees and our third-party contractors around the world. It is applied to all work processes at all levels, so everyone is expected to operate the same way every day, everywhere.

OIMS begins with leadership. We focus on clearly defined policies to reinforce accountability, set expectations, measure performance, and recognize progress. The bottom line, OIMS helps us maintain our license to operate, sustain our superior operational performance, and achieve continuous improvement, which ultimately leads to better business performance.

Let’s now look at our safety performance.

ExxonMobil’s approach to business, operations, and corporate citizenship is built upon a commitment to integrity in everything we do. Nowhere is that more evident than in our commitment to safe operations, with a continued emphasis on both personal and process safety.

As the chart shows, our workforce safety performance for both employees and contractors continues to improve and remains strong in the industry. We are focused on identification and prevention of high-consequence events that could potentially result in serious injuries or environmental damage. This focus enables us to effectively prioritize our efforts as we continue to improve performance.

We are committed to our vision that nobody gets hurt, and we know that effectively managing risk every day, everywhere will enable us to achieve this vision.

Let’s take a quick look at our approach to environmental management.

At ExxonMobil we recognize that meeting the world’s growing need for energy, while protecting the environment, is one of society’s grand challenges. We are committed to minimizing our environmental impact. Our systematic approach has provided sustainable improvements and delivered strong environmental performance over time.

Throughout our operations we carefully identify, assess, manage, and monitor environmental risk with a specific focus on reducing emissions, releases, and consumption. We maintain stakeholder engagement all along the way and apply adaptive management to modify our approach as appropriate.

Let’s now take a look at the Energy Outlook with a view to the year 2040.

This is an appropriate photo of the Shanghai skyline.

ExxonMobil’s Outlook for Energy provides our long-term view of global energy demand and supply, which underpins and guides our company’s business strategies and our investments. These investments help provide the world with the reliable, affordable energy necessary to advance economic prosperity and to improve living standards the world over.

By the year 2040, the world’s population is expected to increase to 9 billion people. To support that population growth, we expect significant economic growth and a dramatic expansion of the middle class. These fundamentals will continue to drive energy demand.

As a result, ExxonMobil’s 2015 Outlook for Energy forecasts demand will grow by about 35%, taking into account significant energy efficiency gains. Non-OECD nations, shown in blue on the chart, are expected to drive this growth in GDP and energy use, accounting for almost 70% of annual energy demand by the year 2040.

The world’s middle class is expected to increase by 3 billion people, essentially from non-OECD nations. This means better lives for billions, and it will be enabled in large part by improved access to modern technology and affordable, reliable energy.

The demand outlook for OECD countries, shown in red, highlights the large-scale impact of energy efficiency. GDP in these countries is expected to grow 80% by the year 2040. However, energy demand is likely to remain essentially flat, as expanded use of energy-efficient technologies and practices lead to significant energy savings. Without these efficiency gains, we estimate global demand growth would be about 4 times the projected 35%.

So now let’s move to a discussion of energy supplies needed to meet this growing demand.

Along with population growth and human progress, we continue to see an evolving energy landscape, driven by advances in technology, available resources, and trade. Today, oil and gas and coal are the most widely used fuels, providing about 80% of global supplies. Looking forward, we expect oil will remain the leading energy source, and natural gas will surpass coal to become the second-largest source. Together, oil and natural gas will meet about 60% of the world’s energy demand in the year 2040.

Oil use will grow on higher demand from the transportation and chemical sectors. Natural gas demand will increase more than any other type, driven by rising power generation and industrial needs. Natural gas is well-recognized as a reliable, affordable, and clean fuel for a wide range of uses, and its growth is supported by advanced technologies that are unlocking abundant resources around the world.

Our demand projections anticipate government policies will impose rising costs on carbon dioxide emissions. These policies should provide a tailwind to the growth of energy types with low carbon intensity including nuclear, solar, wind, and hydropower.

Our view reflects the reality that abundant energy enables modern life. Greater access to affordable energy will remain fundamental to reducing poverty and advancing standards of living for billions of people. To sustain progress and further expand prosperity, the world must increase the availability of reliable and affordable energy supplies.

Furthermore, meeting global energy demand growth will require diverse energy supplies – from conventional sources, deepwater sources, unconventional oil and gas, and liquefied natural gas, but will also require nuclear and renewables. We should pursue all of the economic opportunities.

Fortunately, technology advances will help minimize our environmental footprint and expand our energy options, unlocking previously unrecoverable or uneconomic reservoirs – like we have recently seen with the North American shale revolution. Abundant unconventional resources will meet a growing share of energy demand to the year 2040.

Access to high-quality resources and substantial investments remain fundamental to meeting the growth in global oil and gas demand. Equally critical is our ability to develop secure sources of supply, both safely and responsibly. And free markets, supported by sound and reliable public policies, remain vital to future energy developments. This includes policies that promote free and open trade and encourage private sector investment.

Over the next few slides, I will provide an overview of our corporate strategy, which underpins our success in creating value through the cycle. An example is shown by the photo of our unconventional shale oil operations in the Permian, where we have ramped up activities to unlock additional value in this very high-potential, legacy basin.

ExxonMobil provides industry leadership to meet the world’s energy needs. Key elements of our strategy are shown on this chart. Our approach has been consistent for decades, and through systematic implementation and continuous improvement, these elements have become resilient competitive advantages.

As mentioned earlier, risk management and operational excellence are at the very core of our business activities. Investment and cost discipline, along with world-class project execution, results in the best asset mix in the industry. We continuously seek to highgrade our portfolio in thoughtful ways through acquisitions and through asset disposals.

As I will discuss in the coming slides, we capture significant benefits from our integration. Technology leadership stimulates innovation and new solutions, and our high-performing workforce drives premier results across our businesses. Our employees are the best of the best, and their dedication produces the results I share with you today.

We are delivering on our commitments, achieving differentiated performance, and growing shareholder value.

ExxonMobil’s business integration is a competitive advantage that is not easily replicated. Our businesses work together by sharing knowledge, insights, and best practices. This collaboration leads to better-informed decisions, higher-quality investments, and more efficient operations.

As a result, our investments are resilient across their life cycles. Our diverse asset base provides market optionality and operational flexibility. Combined with our unique knowledge and insights, we consistently achieve industry-leading returns across the cycle.

Through our integrated portfolio, we identify and capture value all along the value chain every step of the way with the resource, from the wellhead ‘til it reaches the consumer.

For example, abundant North American natural gas supplies have resulted in lower feedstock and energy costs in our Downstream and Chemical operations. That’s available to everyone. But capturing that incremental value is achieved by way of integrating the Upstream Gas and Power Marketing organization’s knowledge and global presence with those of our refining and chemical plant processes.

We also capture significant cost savings throughout our global services organization, which brings to bear our economies of scale – including our integrated organizational structure, our shared research and development programs, and technologies, other shared services, and importantly, our common best practices.

Our diverse asset base and systematic molecule management enables ExxonMobil to capture the highest possible value from every molecule that flows through our facilities. Because we are highly integrated, we can react more effectively to changes in the business environment. Approximately 75% of our refining operations are integrated with chemicals and/or lubes manufacturing. This integration provides ExxonMobil with significant flexibility to produce gasoline, diesel, jet fuel, chemicals, lubricants, or other products based on the market conditions.

To build on this advantage, we employ high-impact technologies that further expand our feedstock and product flexibility. Investment across the value chain, ranging from LNG facilities, regasification terminals, crude and product logistics to lubes, chemical, and refining plant expansions, provide us the opportunity and operational capability to maximize returns on produced as well as manufactured volumes.

Our global supply organization has developed sophisticated demand planning and marketing tools that inform our Upstream organization as to best value for Upstream producing supplies. By understanding all of the variables from the wellhead to the consumer demand and leveraging our diverse assets and product channels, we maximize the total corporate returns.

This chart provides a broad example of how we capture benefits of our integrated activities in North America. Our Upstream investments in Western Canada, the Bakken, and the Permian complement our Mid-Continent and Gulf Coast refining and chemical manufacturing operations. Our facilities are configured to have the operational flexibility to process advantaged feedstocks, which are available, while ensuring full value is captured for our equity supply volumes.

Logistics capabilities ensure cost-efficient delivery all the way through the system. One example is our Edmonton Rail Terminal, which is on track to start up this year. As our crude production ramps up in Canada, so does our logistics capacity, ensuring we optimally place equity barrels in our own refining circuit or into the open market.

A recent example that illustrates the advantage of this integration is how we were able to accelerate value capture from Kearl-produced bitumen. When a new crude is introduced to the market, it generally trades at a discount for some time, while refiners learn about and confirm its processing characteristics.

However, years before we made a final funding decision on Kearl, our Upstream, Downstream, and Research businesses collectively worked to understand the bitumen’s properties and demonstrate to the market that it could be refined successfully. To preserve value, our teams also ensured 100% of Kearl production can be processed in our own refineries. As a result, we minimized the typical early discounts.

As these examples illustrate, we capture significant benefits from our integration. Our approach and distinct advantages apply broadly to crude oil, natural gas, and natural gas liquids. We continue to leverage this model in North America and around the globe to increase revenues, strengthen margins, lower costs, and ultimately maximize the returns to our shareholders.

Execution of our business strategy has consistently led to differentiated performance. The next few slides highlight how we have delivered on our 2014 commitments and discuss our industry-leading performance across key metrics.

This chart summarizes our 2014 results. ExxonMobil’s return on average capital employed continued to lead our competitors. Free Cash Flow grew significantly, reflecting strong business performance as well as slightly lower Capex.

We achieved our target of 4 million barrels per day of production and delivered higher Upstream unit profitability, despite lower crude prices. I will talk about many of these financial results on the next couple of slides, beginning with return on capital employed.

ExxonMobil’s return on capital employed continues to outperform our peers. In 2014, ROCE of 16.2% was more than 5 percentage points higher than our nearest competitor. Over the past five years, ROCE averaged 21%, again about 5 percentage points higher than the next best competitor.

Our sustained leadership and capital efficiency reflects our proven approach, which combines a disciplined investment approach, best-in-class project development capabilities, and innovative technologies to grow a well-balanced and integrated portfolio. Our new investments and current asset base position the Corporation for long-term performance across a broad range of business conditions.

ExxonMobil’s Upstream profitability led the competitor group in 2014, increasing by $1.44 per barrel from 2013. This performance reflects strategic choices we made to improve the production mix, including major projects and work programs, reduced exposure to lower margin barrels, and operating and capital cost savings, as well as taking steps to improve fiscal conditions and certain terms. We will continue to focus on Upstream profitability in our existing base operations as well as in our new investments.

Another measure of the value created by the business through strong financial and operating performance is the Free Cash Flow available after fully funding our investments. The business generated about $18 billion of Free Cash Flow in 2014, up more than $7 billion from 2013. This growth reflects our financial and operating performance and our disciplined capital allocation approach.

Over the past five years, ExxonMobil generated $117 billion of Free Cash Flow, which supported our growing and reliable dividend and our industry-leading shareholder distributions.

As you can see on this chart, our shareholder distributions led the industry over the last five years. ExxonMobil distributed $23.6 billion to shareholders in 2014 through dividends and share buybacks for a total cash distribution yield of 5.4%.

We continue to grow our dividend, with 2014 marking the 32nd consecutive year with a dividend increase. Further, dividends per share are up 55% over the last five years. On average, $0.46 of every dollar generated by the business over the last five years has been distributed to our shareholders, which is almost double our nearest competitor.

Our financial flexibility is unparalleled. ExxonMobil is one of three AAA-rated companies and the only one in our industry. As the chart indicates, our low leverage and large capitalization give us substantial capacity to invest through the business cycle and capture bottom-of-cycle opportunities that are not available to more capital-constrained companies.

ExxonMobil has unmatched access to capital on the most attractive terms, and we maintain substantial flexibility to respond to opportunities. Because our size and sound financial conditions are significant assets, we are seen as a partner of choice by resource owners, as well as a desired partner with others who are investing in resources, because all of these folks know we can deliver on our commitments. Simply put, the strength of our balance sheet is a distinct competitive advantage and positions us to execute our plans in the current business environment.

Next, I’ll discuss our forward plans as we look to our investment programs and how to continue creating shareholder value. These investments include an expansion of our Mont Belvieu polyethylene plant near the U.S. Gulf Coast, which is featured in this photograph.

As I mentioned, ExxonMobil remains committed to investing in attractive opportunities through the normal ups and downs of the business cycle. We take that long-term view and we test our investments across a wide range of possible business and economic conditions to ensure we are creating value.

In 2015 we expect to spend around $34 billion, or $4.5 billion less than in 2014. This plan reflects lower Upstream project spending as we continue to bring major projects online, while accounting for higher costs at Kashagan due to the pipeline replacement program. Downstream and Chemical spending plans reflect unique opportunities to strengthen that portion of our portfolio. Capex in 2016 and 2017 is expected to average something less than $34 billion a year.

Compared with last year’s outlook, our capital spending plans are about 10% lower. I do want to emphasize that this does not reflect a change to our long-term investment approach. We are capturing cost savings, and we expect further bottom-of-cycle efficiencies, particularly in rig rates. We expect lower prices for commodities like steel and other raw materials, and we expect reduced contractor fees.

Our lower Capex outlook also includes an appropriate re-examination of our opportunity set and tactically re-sequencing some of our FID choices, consistent with efforts to improve specific terms and conditions, as well as to optimize development plans in this environment. In short, by selectively investing through the cycle, we continue to be in a position to capture market savings and consistently deliver better financial returns. We will keep a close eye on our cash and prudently utilize our balance sheet to fund attractive investments.

Next I would like to review the Upstream production outlook.

We remain on track to deliver 4.3 million barrels per day of production by the year 2017. As you can see on the chart, higher-margin growth from major projects and U.S. onshore development activity more than offset our base decline. We continue to progress the multi-year startup of 32 major projects over the period of 2012 to 2017. This is that intense period of capitalization that we’ve talked about in past discussions.

Half of these projects are now online, including most recently Usan in Nigeria, the Papua New Guinea LNG project, and the Arkutun-Dagi development offshore Sakhalin Island. All of these projects combined are adding working interest capacity of more than 550,000 barrels per day. As I will cover in more detail later, we plan to start up another 16 projects by the end of 2017, including Banyu Urip in Indonesia, Hebron in Canada, and Erha North Phase 2 in Nigeria.

This chart shows our total net liquids and gas production outlook through 2017. We anticipate total volumes to be 4.1 million oil-equivalent barrels per day in 2015 and grow an average of 3% per year in 2016 and 2017.

It is important for you to note that our projections are based on a Brent price of $55 per barrel. The actual production in any specific year can vary due to a number of factors, such as the price itself, divestment decisions we might take, regulatory changes, and geopolitics, whether in our operations or in projects that are operated by others. As shown by the green line, near-term production increases come from liquids with a growth rate of 7% in 2015 and an average of 4% per year in 2016 and 2017.

As shown by the red line, we expect gas volumes to decrease an average of 2% annually this year and next year in 2016, reflective of the reduced North American gas volumes as well as production curtailments at Groningen. We expect gas volumes to increase 4% in 2017, primarily driven by the ongoing ramp up at Gorgon.

While this outlook reflects our current views on market demand for North America gas, as I have noted in the past, we have a very deep, ready-to-drill inventory of well locations and the ability to quickly respond to opportunities to increase production as the market may dictate. Overall, higher-margin liquids and liquids-linked gas volumes are projected to reach 71% of our total mix by 2016.

As illustrated over the past few charts, we are delivering on our commitments and achieving differentiated performance. We are creating shareholder value through the business cycle by maintaining our disciplined capital allocation approach, leveraging the benefits of our integrated businesses, and prudently utilizing our strong balance sheet.

I will move now to focus a little further on our business lines and begin with a discussion of the Upstream business. We are really positioned with our strategies and plans to unlock incremental value in the Upstream. Let’s talk about some of that.

The lifeblood of our business relies upon capturing the highest quality resources. Those are pursued through either exploration or through other opportunity pursuits. These resource captures add to our high-quality 92 billion oil-equivalent barrel resource base, which is the largest and most diverse resource base in the industry.

The graphic depicts the diversity of our resource base, as well as its commercial maturity. We currently have 25 billion barrels of proved reserves, with an additional 28 billion barrels in design and development stages. We are evaluating the remaining 39 billion barrels for future development.

Simply put, our large resource base affords us the flexibility to select and develop the most attractive opportunities. We deploy our leading project development expertise and operational excellence to generate the greatest possible returns in a safe, secure, and environmentally responsible way.

We maximize profitability of the existing portfolio by lowering costs and improving facility uptime. Development and application of high-impact proprietary technologies is a competitive advantage that enables each phase of a development – whether we are employing techniques such as our Fast Drill technology to decrease drilling days or utilizing our reservoir simulation technology to optimize a development and increase recovery, all of these add value.

So let’s take a look at the new opportunity growth.

As shown on the map, we are pursuing a diverse set of high-quality resource opportunities to selectively add to this large resource base. We hold more than 134 million net acres, many from underexplored regions with higher risk, but also higher reward potential. We also hold acreage in more established, lower-risk basins that are close to existing infrastructure.

Our broad approach to the pursuit of new opportunities balances risk with reward, along with short cycle and long lead time developments.

So let’s take a look at recent progress.

As shown by the red squares on this map, we recently captured 17 new opportunities in high-quality acreage, gaining exposure to multiple plays in established areas as well as in new emerging basins. The yellow stars mark the 13 discoveries we made in 2014. We added 3.2 billion oil-equivalent barrels to our resource base, including high-quality in-situ heavy oil in Canada and discovered undeveloped resources in the U.S. onshore.

By-the-bit resource additions have averaged approximately 2 billion oil-equivalent barrels per year over the last decade. The black dots illustrate planned 2015 drilling, which spans the globe, including opportunities in the Gulf of Mexico, West Africa, Australia, and Papua New Guinea.

We continually highgrade the resource base through new pursuits. The plot on the right shows the relative potential economic returns and unit profitability of current opportunities, based upon current development and planning estimates. While these opportunities are assessed over a range of parameters, these two metrics illustrate how pursuits are accretive to portfolio returns and profitability.

Our broad opportunity set also includes a vast project portfolio, which supports investment selectivity. ExxonMobil has more than 120 projects to develop 24 billion oil-equivalent barrels. This map shows the range of resources around the world.

These projects are at various stages of development, including those under construction, such as the Hebron project in eastern Canada, projects in the front-end design stage such as Golden Pass LNG, and projects where we are working to expand development around existing infrastructure, such as at the Papua New Guinea LNG project and at Sakhalin.

This chart illustrates how we select and improve attractive opportunities to create additional shareholder value. The plot on the left combines new pursuits with the project portfolio. The objectives are increasing economic returns and profitability.

We start with high-quality resources with stable, competitive fiscal terms from resource owners. We choose to invest selectively in only the most attractive. We then deploy world-class project execution capabilities and apply high-impact technologies to create additional value.

ExxonMobil’s experienced project teams closely manage the entire portfolio from discovery to start up, continuously looking to improve economic returns and profitability.

Let’s take a look at near-term production impacts.

We are improving profitability through higher-margin production growth. From 2012 to 2017, we anticipate adding more than 1.1 million barrels per day of net production with close to 1 million barrels per day from projects and an additional 150,000 barrels a day from major developments onshore U.S. More than half of this total growth is what we would characterize as long plateau production.

On the next few slides I will highlight our progress in starting up a few of the 24 major projects, beginning with those that were started up in 2014.

We completed a record eight major project startups last year, demonstrating our technical and resource development skills. We added more than 250,000 oil-equivalent barrels of working interest capacity across a broad range of resources and geographies.

The Papua New Guinea LNG project started up in April, several months ahead of schedule, and achieved full capacity by July. Several projects were completed toward the end of 2014, including Hibernia’s southern extension, the Arkutun-Dagi project, and Nabiye, and will ramp up in 2015, again adding additional volumes to the portfolio.

Moving to 2015, we expect another very active year with seven major developments projected to start up, adding another 300,000 barrels a day of capacity. In the Gulf of Mexico, Hadrian South, a subsea tie back to the Lucius spar, is expected to start up in the next several weeks.

In Canada, the Kearl expansion project continues to track ahead of schedule with anticipated start-up midyear. Site construction is largely complete, and commissioning activities are ramping up. The project incorporates all the learnings from the initial Kearl development phase and will double Kearl’s production capacity to 220,000 barrels per day, which will be maintained for several decades.

On the next two slides, we showcase the Banyu Urip and West Africa deepwater projects.

Banyu Urip is a significant oil development onshore Indonesia. The project is developing 450 million barrels of oil through an onshore central processing facility and utilizing a 60-mile pipeline to a floating storage and offloading vessel offshore in the Java Sea. Banyu Urip is currently producing 40,000 barrels of oil per day through an early production system, capturing value and reservoir performance learnings before we reach full project completion.

The project is now more than 90% complete. The pipelines, mooring tower, and FSO have been installed, and commissioning of the central processing facility is underway. Almost 80% of the wells have already been pre-drilled. The project is on track to start up around the middle of this year and is anticipated to reach full production capacity late in the year.

In West Africa, we are building upon our extensive deepwater expertise to maximize the value of existing assets with expansion projects at Erha in Nigeria and Kizomba in Angola. Both projects are capital-efficient subsea tiebacks to existing FPSOs and are expected to develop 360 million barrels of oil.

At Erha North Phase 2, our experience in the region helped deliver project efficiencies through the design and execution phases. Drilling is ongoing, and the project is anticipated to start up toward the end of this year.

Kizomba Satellites Phase 2 is another capital-efficient development. The design, fabrication, and installation methods for Phase 2 are consistent with our Design One, Build Multiple approach to development concepts. This reduces capital cost and improves returns.

We used many of the major contractors, fabrication yard facilities, and personnel who were engaged on the first phase of the project to capture learning curve efficiencies. Drilling is ongoing, and the project is anticipated to start up around midyear.

Let’s now look at the 2016-2017 projects.

We expect to complete nine projects over the next two years – 2016 and 2017 – adding more than 400,000 oil-equivalent barrels per day of capacity. In Australia, the Gorgon Jansz LNG project is about 90% complete. We remain committed to working with the co-venturers on a safe completion of the project. We anticipate meaningful production volume and cash flow contributions in 2016.

Offshore Abu Dhabi, Upper Zakum is one of the world’s largest oil fields. ExxonMobil and its joint venture partners are progressing field re-development to raise production capacity to 750,000 barrels per day.

Construction of four artificial islands is essentially complete, drilling is ongoing from three of the islands, and early production began in November of last year. Facility additions and drilling will continue over the next three years to reach the targeted production plateau.

Let’s now take a look at two projects, Hebron and Odoptu Stage 2.

ExxonMobil is applying more than 90 years of Arctic experience to the Hebron project in eastern Canada, which is expected to recover more than 700 million barrels of oil. Hebron is an example of how we sequence project development to reduce cost, thereby adding value.

By synchronizing Hebron and the Arkutun-Dagi construction activities, we achieved significant learning curve efficiencies and cost savings. We’re applying design and execution experience related to complex gravity-based structures that have used many of the same specialist contractors to build both of these facilities.

Construction of the Hebron gravity-based structure is progressing. The photo shows it being towed to a deepwater site for additional completion activities. Once the platform topsides are installed, the facility will be towed to its final location 230 miles offshore. Start-up is anticipated at the end of 2017 and will add 150,000 barrels per day of gross production capacity.

Now let’s look at the Odoptu Stage 2 project offshore Sakhalin Island.

Odoptu Stage 2 is a phased expansion of the existing Odoptu development, where we drilled world record-setting extended-reach wells in shallow reservoir zones. The project develops an incremental 290 million barrels of oil, more than doubling the total recovery from Odoptu to almost 0.5 billion barrels of oil.

We are extending our proven drilling and completion technologies to maximize recovery. Nine of the planned 32 wells are more than 7 miles in length. These record-setting wells will reduce cost and minimize the environmental footprint, eliminating offshore drilling in a sensitive area. Well designs incorporate intelligent completion technology to enhance reservoir management and to maximize recovery.

We are expanding production facilities and adding a new well site to the south. Detailed design work is underway, and site civil work is in progress. Odoptu Stage 2 will add 55,000 barrels per day of gross production capacity. Start-up at the northern well site expansion is expected in 2017, followed by the southern site in 2022.

Now I will give you an update on our LNG projects.

We are building upon a very strong global position to meet growing LNG demand. This map shows our global reach and range. ExxonMobil is a leading player in the development of the LNG industry through our existing equity interests and approximately 69 million tons per year of gross operating capacity in Qatar and Papua New Guinea. We will also participate in the 15.6 million tons of new LNG capacity being added by Gorgon.

We are capitalizing on our world-class experience, technological capabilities, and our LNG marketing expertise as we progress a number of new opportunities to grow our LNG portfolio, as shown by the red dots. We maintain our disciplined investing approach with these opportunities, and we will choose to invest only in the most attractive projects with stable, competitive fiscal terms that create long-term value.

All the projects we just reviewed are underpinned by our best-in-class project execution results. The graph on the left illustrates how ExxonMobil leads competition on schedule and cost performance. Decades of project management experience, engineering expertise, and effective contractor interface deliver superior cost and schedule performance along with safe, reliable facilities that will operate for decades.

In short, we complete comparable projects more timely and at lower cost than our competitors. Each project is reappraised for performance, and learnings are incorporated into future project planning and design, further strengthening our capabilities.

Now let’s take a look at our U.S. onshore portfolio.

We continue to focus on higher-margin liquids growth, mainly through development of our Bakken, Permian, and Ardmore/Marietta core plays. Liquids-rich drilling represented more than 85% of our operated rigs in 2014. The chart illustrates planned production growth of more than 150,000 barrels per day by 2017.

Our U.S. onshore portfolio is resilient. The high-quality and scale of our resources in these core plays deliver attractive returns through the cycle, including in the current price environment. We have the financial strength to develop these plays through the cycle, which provides the opportunity to capture significant cost savings in this changing market. We have taken a measured pace on how we have developed our Lower 48 unconventional resources, which we will maintain as we move forward.

In the Bakken, we increased net production by 38% last year, which reflects the addition of 144 new wells, increased well productivity, and accelerated pad development in our core acreage. We averaged 13 operating rigs in 2014, and we will likely average close to that level this year.

In the Ardmore/Marietta – this is an area in southern Oklahoma – we grew production by roughly 30% in 2014, principally through a mixture of pad development on our core Ardmore acreage and delineation drilling in the Marietta acreage to the south. Overall, 10 rigs were utilized in 2014. We added 89 new wells, including 12 in the less-mature Marietta area.

Let’s take a closer look at the Permian on the next slide.

The Permian Basin is key to our U.S. onshore growth. Production will materially increase between now and 2017 as we capture the upside of vast legacy leasehold positions that now exceed 1.5 million net acres.

Our position in the Permian continues to expand. In 2014 we added roughly 65,000 acres through three transactions, which doubled our acreage in the core of the Wolfcamp play in the Midland Basin. Year-end 2014 volumes were more than 100,000 net equivalent barrels per day, which was up 15% from the prior year. The increase largely reflects optimization activities on our legacy Central Basin platform properties.

Future growth will be driven by horizontal drilling in the Wolfcamp. The application of horizontal drilling, combined with the hydraulic fracturing, enables commercial production from a large area that was previously viewed as noneconomic.

In 2014, we completed 16 horizontal wells and are encouraged by the initial productivity. We continue to delineate the Wolfcamp A and B reservoirs and had 8 operated rigs at the end of the year.

As I mentioned earlier, our financial returns in the Permian are enhanced by ExxonMobil’s integration across the oil and gas value chain.

Let’s move now to improving capital efficiency of our onshore operations.

We are driving down costs and increasing recovery in each of our unconventional plays. The chart on the left highlights our success at lowering costs by reducing drilling days per well.

In the Marcellus Shale, for example, our drilling days and costs have decreased by nearly 50% since XTO entered the play. We have improved despite longer laterals, which have resulted in a 12% increase in the measured depth of wells drilled during this period. The chart on the right illustrates continuous improvement in the Bakken, where initial seven-day production rates have increased by 90% since 2011 and completion cost per stage have declined 40%.

Another key factor reducing cost is our ability to move quickly in a rapidly changing price environment. XTO benefits from established vendor and contractor relationships with flexible contractual commitments. XTO also gains flexibility from an agile, decentralized procurement strategy. Backed by the Corporation’s financial strength and the depth of XTO’s drilling inventory, we can appropriately respond to changes in the price cycle.

Technology in the unconventional space is a competitive advantage for XTO, and it is further strengthened by the integration with ExxonMobil’s Upstream Research Company. This collaboration is helping to reduce cost and improve recovery. For example, ExxonMobil’s Drilling Advisory System has been deployed in the Ardmore to promote application of our Fast Drill technology. Lower cost and increased well productivity facilitate an efficient, long-term approach to play development and create value across the cycle.

Through operational excellence, ExxonMobil is delivering industry-leading reliability performance. As the graphic shows, we have improved and sustained strong reliability performance to maximize the value of our installed production capacity. Simply stated, the incremental barrel that remains online is the most profitable. Our performance is driven by proactive and rigorous management systems along with high standards and a culture of excellence within our global operating organizations.

This improved reliability, as illustrated, equates to 90,000 net oil-equivalent barrels per day of production over the past three years. This is the equivalent volume addition from a major project that would typically cost $5 billion to $10 billion.

For comparison, we have achieved nearly 25% better reliability over the past five years versus comparable assets that we hold that are operated by others. We continue focusing on the fundamentals that underpin our approach to operating excellence including well and facility surveillance and optimization and on deploying advanced technology through our operations.

We have improved the profitability of each asset through our disciplined and consistent approach to cost management. We employ tailored contracting strategies to capture market driven efficiencies and share best practices through our global operations. Cost management is deeply embedded in our culture, and we expect to lead the cost curve in these current business conditions. As you can see, we continue to outperform our peer group on total unit cost performance.

As part of our ongoing work to improve organizational effectiveness and cost competitiveness, we are bringing most of our employees to the new campus north of Houston. It has been designed to encourage more efficient and effective collaboration and innovation across all of our integrated business lines.

In summary, our Upstream business is well-positioned to unlock maximum resource value. Our disciplined investment approach improves our asset mix. We pursue high quality additions to our resource base and are developing a broad, diverse project portfolio. We deploy our world-class project management expertise to grow higher-margin production, and through operational excellence, we maximize the value of our installed capacity.

Next I will talk a bit about our Downstream and Chemical portfolio. ExxonMobil is blessed with world-class Downstream and Chemical businesses. We are one of the largest integrated refiners, a premier marketer of fuels and lubes, the largest manufacturer of lubricant base stocks, and one of the largest chemical companies in the world. And we are the most profitable integrated Downstream and Chemical business in the industry.

The foundation of this success is our commitment to operational excellence – ranging from safety and environmental performance to reliability and asset utilization. We strive to be flawless in each of these areas. We build on this strong foundation of disciplined operations with a relentless focus on efficiencies, margin improvement, and attractive investments. In line with this, we are selectively investing to improve feedstock flexibility, grow high-value products, drive energy efficiency, and increase our logistics capabilities.

These investments capitalize on ExxonMobil’s technology leadership, our scale and integration, and position us to continue to outperform competition across the business cycle.

As shown on this chart, we are progressing a diverse and balanced portfolio of attractive Downstream and Chemical investments around the world. These projects are scheduled to start up by 2017. They will capitalize on value chain opportunities – from advantaged raw materials and logistics to high-value product growth across our fuels, lubricants, and Chemicals businesses.

First, I will speak to the Downstream where we are investing to capture value chain opportunities in North America. Our integration with the Upstream positions us to benefit from growth in North American crude oil and natural gas liquid supplies, which reduces raw material and energy cost. As the chart shows, we have the industry’s largest refining capacity in the Mid-Continent and Gulf Coast regions, which are well-positioned to benefit from the growing domestic liquid supply.

Since 2010, we have expanded our advantaged domestic crude runs by more than 50%. We utilize turnarounds for capital-efficient facility upgrades. For example, we completed a low-cost metallurgy upgrade project at our Beaumont refinery to expand heavy Canadian crude processing capacity. We are also expanding capacity to run high sulfur crudes in Baton Rouge. Midstream investments will expand logistics capabilities for both crude oil and finished products including the Edmonton Rail Terminal that I mentioned previously.

On the product side, we will continue to strengthen our domestic and export logistics. Global demand for high-value products continues to grow. Over the past four years, we have increased distillate production in North America by more than 20%. Projects underway at our Gulf Coast refineries will further expand production of high-value distillate products, including jet fuel and low sulfur diesel.

Finally, we are leveraging our world-class marketing organization to grow high-value product channels such as our branded retail fuels network. Despite the competitive market for gasoline sales in the U.S., our retail store count and associated volumes increased for the second straight year.

Turning now to European refining.

While challenging market conditions exist in Europe, we are investing at our most advantaged sites to increase high-value product yields and improve margins. Europe currently has an excess of refining capacity. However, the market lacks sufficient capability to convert fuel oil into cleaner fuels such as low sulfur diesel. Diesel demand in Europe is growing and will continue to do so for several decades. In contrast, fuel oil demand is expected to decline, reflecting government regulations requiring low sulfur content in marine fuel.

In response to these changing market dynamics, we are selectively investing in some of the largest low-cost refineries in Western Europe to strengthen competitiveness in this evolving business environment. We have started construction of a 50,000 barrel per day delayed coker at our Antwerp Refinery in Belgium, shown here in the photo. Antwerp is one of the most cost-advantaged sites in Western Europe. The new facility will upgrade bunker fuel oil currently produced in our North Europe refineries, converting it to higher value products such as ultra-low sulfur diesel and marine gas oil. Start-up is planned for 2017.

We are also utilizing our product technology expertise and branded retail network to capture increasing consumer demand for diesel fuels with improved performance. We have introduced a new premium diesel product in key European countries and are growing sales of this higher-value fuel.

In addition to selective investments, we continue to evaluate opportunities to highgrade our portfolio and increase shareholder value.

We continue to grow our premium finished lubricants business and expand our high-performance lube basestock capacity. We are increasing finished lubricant manufacturing capacity in China and Finland to support growing sales of our industry-leading products including Mobil 1 and Mobil Super. We achieved record sales of these premium products in 2014.

In Louisiana, we are expanding lubricant manufacturing capability to maximize production of our latest generation of synthetic aviation turbine oil. ExxonMobil is the largest manufacturer of lube basestocks, and we recently completed four projects to increase high-performance basestock capacity at our world-scale, integrated sites. These new facilities use our latest technology to manufacture synthetic and premium hydroprocessed basestocks.

We expanded global synthetic basestock capacity by 25% through projects in Baytown and Baton Rouge. Additional projects in Baytown and Singapore increased premium basestocks by 40%, and the additional capacity is already sold out. These investments position us to capture strong demand growth for these advanced lubricants.

ExxonMobil Chemical benefits from a unique portfolio of commodity and specialty products. We are progressing attractive projects around the globe to expand our capacity. In North America, our manufacturing sites benefit from scale, integration, and low-cost feedstock and energy, driven by the abundant natural gas and natural gas liquids.

As shown by the chart, we have increased the volume of low-cost ethane processed by our steam crackers in the United States. Our facilities produce a higher percentage of ethylene from ethane than the industry average. We are extending that advantage with the construction of a 1.5 million ton per year ethylene plant at our complex in Baytown. We are also building two of the largest polyethylene product lines in the industry at the nearby Mont Belvieu plastics plant. These units will convert the new ethylene production to a mixed slate of products, including premium metallocene polyethylene. We expect start-up in 2017.

In Saudi Arabia, we are working with our joint venture partner on a first of its kind specialty elastomers facility. This world-scale, 400,000 ton per year facility will be integrated with our existing Al-Jubail plant and produce specialty synthetic rubber, polyolefin elastomers, and carbon black. Construction is on plan and on budget, and start-up is expected this year.

In Singapore, construction is underway on a new world scale facility that will capture additional value from our recent steam cracker expansion. The new capacity will produce premium synthetic rubber for the growing tire market and premium resins for adhesive applications. Planned start-up is in 2017 and will strengthen our leading global position for these high-value and high-growth products.

Across the board these brownfield investments benefit from advantaged technologies and site integration, which drive capital efficiencies and lower our production costs.

While we are extending our North American ethane advantage, our liquids crackers in Europe and Asia are benefiting from improved margins in the current environment.

Ultimately a key measure of long-term financial success of our business is return on capital employed. As you can see, our Downstream and Chemical businesses have a return on capital employed that outperforms the competition across the business cycle.

During the last five years, these businesses generated $49 billion of earnings. In the current market environment, ExxonMobil benefits greatly from our large and profitable Downstream and Chemical businesses. These businesses are resilient to lower commodity prices and continue to generate solid cash flow, helping us deliver on our commitments throughout the cycle.

Our superior financial performance is driven by our proven business strategies and ongoing competitive advantages. These include the integrated model, our balanced portfolio, and proprietary technologies that increase the value of our products.

Our disciplined capital management processes result in the best asset mix in the business. We are concentrating new investments on our integrated sites. By doing so, we are better able to capture advantaged feedstocks and logistics, reduce our operating costs, and grow high-value products to further strengthen the portfolio.

We also continue to upgrade the portfolio in thoughtful ways that add to shareholder value. Since 2005, we have reduced our refining capacity by more than 1 million barrels per day and returned cash to our shareholders by divesting smaller, less competitive facilities.

Altogether, we have the best Downstream and Chemical businesses in the industry, and we are well-positioned to maintain our lead in the years to come.

Now let me hand it back to Jeff who is going to take us to a break, I believe.

Jeff Woodbury (Vice President of Investor Relations and Secretary of the Corporation)

We are in that part of our agenda where we are going to take a quick 15-minute break. Following that break, Rex will come back up for a very brief summary of the material you just heard. And as I indicated at the onset, the Management Committee will join Rex on the stage for a question-and-answer period.

In order to maximize the question-and-answer period, I would ask that we are all back in our seats promptly by 10:35. Thank you.

Okay, we will go ahead and get kicked off again. There were certainly a lot of questions around during the break timeframe, and we will go ahead and re-engage here in a moment.

So without further ado, I will turn it back over to Rex.

Rex Tillerson (Chairman and CEO)

Thanks, Jeff. I hope what we have shared with you today provided you with an appreciation of the various ways ExxonMobil approaches the business, always with a view towards creating value for our shareholders, regardless of where we find ourselves in this very cyclical commodity that is at the heart of our business.

I want to leave you with just a few final thoughts to recap what we have talked about today. We are extremely well positioned to provide the industry leadership to meet the world’s growing energy needs. We are delivering on our commitments, we take our commitments very seriously, and we are disappointed in ourselves when we don’t achieve those. We are committed to continuing to demonstrate that we are different. We can differentiate what we do and how we do it from others.

Our strategy, our competitive advantages, high-quality assets, and exceptional investment opportunities provide the foundation for the superior long-term shareholder returns and will help supply the energy needed to fuel this global economy which is just going to continue to have an enormous appetite.

I do want to thank you for your interest. I thank you for being here today. I thank all of you who are listening or watching on the webcast for your interest in the Exxon Mobil Corporation. It is our job to work on behalf of our shareholders and do things in a way that they will be proud of us, and that is our commitment.

With that, I want to bring the Management Committee up to join me on the stage. This is my team, the guys that live with me in the office in Irving. We sit around and talk about what we are going to do in this situation together in my office, at lunch. We kind of live together. So I am proud to bring them up and see if they can’t answer some of your questions.

QUESTION AND ANSWER

Let me first introduce my team. Jack Williams, on the far right, has responsibility for the global Producing operations. He also has responsibility for the Upstream Research activities. Mark Albers has responsibility for the global Exploration and Development activities. Andy Swiger runs our global Gas and Power Marketing organization. He also is our Principal Financial Officer.

Mike Dolan manages our global Chemicals Company as well as our Fuels and Lubes Marketing activities. Darren Woods has responsibility for the global Refining operations and ExxonMobil Research and Engineering project activities that support both Refining and Chemicals.

At this point I welcome your questions. We have microphones. Please wait for those so people on the webcast can hear.

Question 1

Rex, returns on capital have kind of been on a downward trend over the past five to ten years, and with capital employed growing by more than enterprise value, the market seems to believe that that trend may continue. So while you specified higher growth today on one of your slides, my question is how much of a priority is higher absolute, not relative, returns on capital for ExxonMobil?

And if it is important, do you think you can achieve it through the current plan or do you need to use some of the alternative areas like maybe portfolio management or more productivity or maybe a different way of thinking on capital investment? So is higher returns on capital important, and can you get there with the current plan?

Rex Tillerson (Chairman and CEO)

Yes, it remains a priority with us. First and foremost we want to be the leader in our industry and in our sector, but we also recognize investors have a broad choice out there in the market, so we want to be competitive and continue to demonstrate an ability to deliver return on capital with high confidence.

As you described, over the last few years return on capital employed has been coming down because of the intense capital programs that have been underway. We have had some conversations about this in past analyst meetings. We entered a period of pretty intense recapitalization in our Upstream portfolio in particular that we were looking at the resource base we have and at the current state of properties, and we had a view that we needed to rebuild the future production base for the Corporation.

And in doing so, we did all the things you described in terms of focusing on cost reductions and trying to be as capital efficient as you can be and to put in place production profiles that have a different characteristic than had been our history, which in conventional volumes you develop, the resource enters a decline phase, and then you try to mitigate that decline. So we’ve talked over the years how we have added a lot of what we characterize as plateau production, which will provide some stabilization going forward around cash flows and whatnot.

Returns on capital employed remains a priority, it has been particularly challenging, probably more than we anticipated going into that period, which was about five to seven years. We did not anticipate the price environment, and therefore we never anticipated the overheated market environment we found ourselves in.

So I would really acknowledge to you we have put more capital into these resources than we originally intended, driven by the market conditions.

Now what do we do about that? Well, as we have executed those projects, it means we have done our best to be very capital efficient, avoid the big mistakes that we see others making - because your mistakes in project execution in an overheated market environment become amplified, and you live with them for a long time. We have some projects where we own some of that.

So we have really had to concentrate – and I think it has really challenged our project execution organizations to be as efficient as they can because they recognize that environment they are in. Then once we do start those up, the Producing organization, even with the help of Research and the ongoing help of the Development Company, continue to grind away on how do we get the costs down further – how do we put more barrels under that fixed investment cost, how do we improve the reliability? That is why we have that chart in the presentation, because once you make the investment, you need to keep the asset performing, and 5% downtime is a killer. Every percent of downtime you can eliminate, so the producing organization is intensely focused.

All of that is recognizing that we have made some investments – we didn’t have to, we made them – we made some investments in a fairly overheated environment, which means we have a higher fixed cost around them now. The challenge of the organization is to create the value that we didn’t capture in the investment phase, and now you must create it in other ways. That is what they concentrate on.

So the final outcome then will produce that return on capital employed that you are alluding to. But I do want to emphasize again return on capital employed remains a priority in our organization, and every one of the business lines tracks it themselves as well. They want to know and they need to know where are they and how are they performing.

Question 2

Exxon is obviously well positioned for this macro downturn, much more so than some of your partners. And the question is around the 16 projects that underpinned your growth through 2017, is there risk that some of your partners may not be as willing to invest through the cycle, in which case maybe some of those projects get delayed? Thank you.

Rex Tillerson (Chairman and CEO)

I think – I go back and look at the list again, and I might ask Mark to help me out here – but I think most of the projects that we were talking about that will contribute to growth in 2015, 2016, and 2017 are already funded, and they are underway. So the likelihood of stepping away from those is pretty low at this stage.

As I indicated, we have a few FIDs in front of us where we are being very careful and ensuring that we are capturing what we can out of the correction in this business environment. But Mark, do you want to add anything?

Mark Albers (Senior Vice President)

No. That captures it. It is all projects that are underway and in execution.

Rex Tillerson (Chairman and CEO)

So any impacts are going to come post 2017.

Question 3

Thinking back to the 13-year record that you talked about, year after year you have shown growing reserves and resource but really your volumes are flat. Is that an issue with booking or development or how do we square that circle?

Rex Tillerson (Chairman and CEO)

I think I would direct your attention to what has left the resource base because a lot of what has left the resource base or left our producing volumes were things that we chose to take out of our portfolio, either they were low margin, including the Abu Dhabi concession expiring, and we have chosen not to pursue participation in that in the future, at least not under the current terms. If that changes, we will always take a look.

So Abu Dhabi coming out. Also, asset sales that we have elected to pursue on assets that are still producing, which are still profitable – the barrels are still profitable – but as we view their future, they are nearing the end of life. For us they would be challenged to compete for investment dollars in our portfolio, so we market those, and we find others who value them highly, value them certainly well above our retention value so out the door they go.

Volume projections can change. I will give you the long alphabet soup reasons of why it can change – among which is divestments. So in terms of moving discovered resources into proved undeveloped and then proved developed, if you look at the track of that over the last decade there has been little change at the pace of progress of moving things in the resource base to proved undeveloped to developed and moving them on.

Question 4

If I could ask a follow-up. Again, looking back over the previous meetings you have generally given a longer-term outlook than the one that you have given here in terms of volume. So we are only going to 2017. Is that a reflection of losing Russia or some other reason why we don’t have a post 2017 view?

Rex Tillerson (Chairman and CEO)

No, I think as we were thinking about this and talking with you today, there are some moving parts in the current environment that have a lot of effects on our future volumes. And I think I will just be frank with you, I’m a little less comfortable giving you some guidance beyond the next couple of years that you would take to the bank so to speak.

We are very comfortable, and to the earlier question about things between 2015, 2016 and 2017, we are confident with that outlook and even with the impact on changes in North America. We are very comfortable with that. Beyond that period, there are some things that as I indicated, we are looking at FID decisions on. In some cases, we are having to wait on discussions with partners and projects we don’t operate, where they have indicated they are relooking at some things.

So the timing of a few things that might have had impact out there is a little more uncertain so I just felt it is not real useful to go beyond what we feel fairly confident in describing to you.

Question 5

So a follow-on to that. When you look at your post 2017 project list and obviously I accept everything is changing, there is LNG, there is heavy oil, there is deepwater in the Gulf and then deepwater in West Africa, and I am sure I am forgetting some projects. But can you give us a sense of which are the key buckets that you feel probably have to move to the right the most given the fall in the commodity price relative to the cost structure of those projects? And then I have a follow-on.

Rex Tillerson (Chairman and CEO)

I don’t know that there is a particular region or area that I would say leaps out and says this has got to slide. It is very much unique to the opportunity, the characteristics of the opportunity, and the challenges that may be around that opportunity.

In the case of our LNG portfolio that we highlighted, we have a number of opportunities from which to choose, and whether we do one or we do them all, clearly there will be a sequencing to those because we are only going to take on what we can effectively execute. And we are only going to take on what we know the market is ready for as well.

So we are going through a pretty robust examination of our portfolio today and thinking about the correct sequencing of our opportunities. Most of those would appear in that post 2017, certainly late 2017 to post 2017 timeframe if we get started, if we make a choice now. So I wouldn’t say there is any particular area that leaps out as being disadvantaged in this environment.

Question 6

My follow-on might be a bit of a softball, but it is important. Obviously there is a lot of focus here in America on shale but megaprojects drive most of the reserve replacement in the industry and the industry has not been very good at delivering those megaprojects relative to yourself. Why do you think that is the case and do you see any signs of improvement?

Rex Tillerson (Chairman and CEO)

Well, I think, I would rather talk more about what we do as compared to what others do. And this goes all the way back to the merger, when we created the global functional structure. We created the Development company in the Upstream really a year before the merger. It was a recognition to your point, that this is where our future was going to be. It wasn’t in drilling 500 wells in the Lower 48. It was in very complicated resource development of very large resources.

And as we had undertaken a few of those back in the ‘80s, we saw we weren’t very good at it. We made a lot of mistakes and had a lot of problems, and it cost us a lot of value. As a result, there was a view that what we needed to develop was an expertise in this area that no one had. Prior to that, the industry by and large relied upon the contractor community to deliver that expertise, and we learned that the contractor community is fragmented. It is not well coordinated. So we created the Development Company.

So the difference between what we are able to do today and what others do is the Development Company. That is it. It is as simple as that. And no one else – and this has surprised me although others have kind of made stabs at it … in deep water they’ve got a group – but no one has taken this complete integrated approach that we took to develop an organization that is highly skilled and highly talented.

And because of that, our Development Company has a network with the best contractors out there who also know how we do it and how we do it the same way every time. And it allows the contractors to create savings that they deliver to us because they know when they are going to work on a project with us, this is how it is going to be. When they bid, that is why they win the bid, they understand how we do it, and they pass along savings to us.

So the difference is really a result of developing that capability, which others have not done, and I can’t answer why they haven’t, but they just haven’t. And we see this because, as you know, about half of our investments are in projects we don’t operate. So we are looking inside of their capabilities, and we try to add our expertise because we have investment dollars at stake, but we are not in charge. We are not in charge of the execution. We are not in charge of the delivery.

We do see a difference, and it is interesting that others, for whatever reason, have chosen to kind of stay with an older model.

Question 7

You provided a longer-term outlook for supply and demand on commodities, yet clearly what is occupying investors’ thoughts today are the shape and duration of the current commodity cycle. And I was wondering if you could share your views on that recovery. Could we imply that you think it is a shallower cycle given your outspend or buyback or continued growth in North America, which is different from many E&Ps?

Rex Tillerson (Chairman and CEO)

The current price environment we are in and what we have been through is reflective of supply-demand fundamentals, it is no more complicated than that. All of us have been watching as demand has been pretty lackluster over the last two or three years due to economic performance in Europe, declining demand, and the U.S. pretty flat. China had been holding this thing up, and then Chinese demand took a rate of change, a correction.

All of that in the face of this North American supply coming on at 1 million barrels a day and another 1 million barrels a day — it is just coming like a freight train into this demand picture.

The geopolitical events of the world were keeping some supplies disrupted, which I think supported things for a long time. Last year the market began to realize what was happening, and I think that is when the correction occurred. So it is simply supply outstripping demand.

In terms of the duration, it is always hard to say, but I will make a few observations. One, I think the North American tight oil supply is more resilient than some people think it is. And I would draw some analogy from the shale gas experience of the last five to seven years where reductions of rig counts went from north of 1,600 down to 280 today, and gas capacity went from 55 billion cubic feet a day to 74 billion cubic feet a day – a 50% increase in a declining rig environment and a sharply declining price environment, from $8.25 to south of $3.00.

Now I am not suggesting you are going to have a lay down on tight oil but I think there are a few lessons you learn from observing that. North America tight oil is going to be more resilient than some people think it is going to be.

Second, you still have an enormous amount of global capacity that is tied up in geopolitically unstable areas. This capacity is not available at all or it is not available with any kind of reliability.

So whether it is Libya or it is Iraq achieving its production aspirations or it is other – pick a country, pick a region of the world – there is a lot of capacity out there that will provide new supply if things stabilize in a region.

My view is people need to kind of settle in for a while, and I couldn’t tell you how long that is going to be. However, a geopolitical event could change it tomorrow, could change everything.

But when I look at fundamentals, there is a lot of supply out there, and I don’t see a particularly healthy global economy. So it is going to take changes in both demand and supply. We are going to have to have some economic performance increase the demand requirement in order for this thing to begin to unwind itself.

Question 8

Do you think that environment provides an opportunity for Exxon and particularly through a down cycle given the balance sheet, your flexibility, and cash flow for consolidation?

Rex Tillerson (Chairman and CEO)

Yes, it provides us a whole lot of different kinds of opportunities, not just in terms of accessing new resources through various means but also getting the cost structure back to where we believe it is more appropriate. So yes, this provides us a whole host of opportunities to strengthen our underlying fundamental business and be well positioned for whatever happens in the future. And that is really the way we have always conducted our affairs. We try to build this thing so that we will be fine in the downturns – we may not be as exciting in the downturns but we will be fine because there are going to be a lot of opportunities come along in the downturn – and then when things go back up, we will reward the shareholder like we have done over the last five, six, seven years giving tremendous amounts of cash back to the shareholder.

So, yes, there is no question there are some good opportunities in front of us right now.

Question 9

Rex, you mentioned Exxon is a partner of choice globally. In the current environment, are you seeing host governments more willing to re-examine fiscal terms like what we saw in West Qurna last year?

Rex Tillerson (Chairman and CEO)

Yes, this type of an environment I think clearly makes it easier in many respects for host resource owners and host governments to talk about things that we have wanted to talk about for some time with them. They represent their citizens, so there is always a political element to any engagement with a resource owner or a host government. When you are in an environment like this, it is easier for their people to understand why they are having these conversations as well.

As we approach governments around investment decisions that we might be considering, governments are certainly open to discussions on the viability of projects and what we need to do to improve that. Obviously it will vary country to country in terms of how willing they are to do something different, but I think most of the resource owners are pragmatic: they want the investment, they want the development, they want the volumes to be produced because that is what is going to deliver the value to them and to their people.

What they really want to know is what we need to do to keep moving forward. I think as long as you take a balanced view of that and nobody tries to overplay that situation, we move forward. We always take a view that we are going to be here for decades. We are going to be here for 50, 60 years. We don’t need to have somebody mad 10 years from now when the situation turns because they feel we took advantage of them.

It has to work for everybody, has to work for both sides. We have those conversations and try to make sure everybody understands the situation so we can keep moving things forward.

But that is a good illustration of why the timing of investment decisions kind of ebbs and flows. Often it is trying to get all the parties that are involved satisfied with where we are going, and generally we take whatever time it takes to do that. As I said, we are going to be here a long time. We would like to be friends for a long time.

Question 10

I have a quick follow-up. Remind us of the upcoming FIDs this year. I know Golden Pass is probably year-end.

Rex Tillerson (Chairman and CEO)

I’m going to let Mark speak to that, and then I don’t know if we have any on the Downstream and Chemical side.

Mark Albers (Senior Vice President)

Probably the most material FID that we are working with our partners is Tengiz in Kazakhstan. Tengiz is a good example of what Rex mentioned earlier, where we are looking at FID timing that had earlier been scheduled last year, but we are taking advantage of this environment to go back through and renegotiate all the contracts, get the cost down, get further along on the detail design so that when we do go out to the market, we have a really good definition of what it is we want to build. If we are able and successful with all that, that is probably the most material FID that would come near the end of the year.

Rex Tillerson (Chairman and CEO)

Got anything on the Downstream side or Chemicals?

Darren Woods (Senior Vice President)

Yes, we have a number of projects we are looking at in North America such as logistics and seeing how things develop and taking our time to see how the market shakes out and whether there are any opportunities in North America. And then in Europe, we have the Antwerp project, as Rex mentioned. We also have Rotterdam, which is a very advantaged refinery in Europe, and we are looking for opportunities to upgrade some of the streams at Rotterdam.

Question 11

Rex, we’ve heard you talk about doubling your shale production capacity, your liquids capacity over the next couple of years. But can you help juxtapose that against Exxon’s focus on returns? Because when you look at the type of value you get out of a shale well, the structure of the curve and the fact that costs haven’t really fallen yet, why not slow things down? You have seen a lot of your peers talk about that. I am just curious on Exxon’s perspective and I’ve got a follow-up please.

Rex Tillerson (Chairman and CEO)

Let me give you just a broad answer and then I’m going to let Jack talk more specifically about it because he also has responsibility for XTO in his Upstream portfolio.

But again, we have spent the last few years in an appraisal mode. We have talked about that, and that is why did not ramp things up and get crazy just because the price was high. We want to know how to get the most out of these rocks and these resources in the most cost-efficient way. So we take a lot of time to understand them and we will operate and appraise them at a fairly low activity level. When we think we have a good understanding, we gradually bring things up so the organization can plow everything into the next well, the next foot of drilling. At that point, it is all about those curves I showed you in terms of driving the costs down.

I think it might surprise a lot of people as to how attractive some of these resources are given this environment. Let me let Jack talk a little bit more. He can give a couple of examples in a couple of basins even.

Jack Williams (Senior Vice President)

Sure. Thanks, Rex. If you look back to 2010 when XTO became part of our portfolio, we had about 12 rigs drilling in the Big 3 liquids plays that we talk about today, the Bakken, the Permian and the Woodford Ardmore/Marietta. Today we have about 45, and that has been a gradual step up with plenty of time to incorporate the learnings as we go on.

Look at the Bakken today, for instance. The wells we are drilling in the Bakken and the costs we are seeing in the Bakken are substantially different than they were back in 2010. We are putting many more stages into the fracs, and our costs are down 20%, 25%. So the Bakken wells are much more productive wells than they were just three or four years ago.

We have run economics on every, single well that we drill, and we are not going to go take any investment decisions on anything that doesn’t make sense at today’s prices. But also as Rex has said several times before, we test our investments across a wide range of prices. So back two, three years ago when we saw the $100 pricing, that was in our range, but our wells didn’t require $100 a barrel to make sense. We probably looked at $60, $80 harder than we looked at 100 plus. So we looked at a wide range, $40 to $120. As you look at today’s environment, you are going to look more at $40 and $60 than you are at the higher numbers, although we will continue to run economics over a range of prices.

Costs have come down pretty considerably. We are seeing 20% to 25% cost reductions in the oil plays. Most people have been talking about cost reductions in that range, maybe not that significant. We think since we have continuity in our drilling program, we may be attracting a little more in that regard. When you look at those kinds of cost reductions and wells that were resilient in the base case, they still all makes sense, they still all make sense today. And if they don’t, we can down gear pretty quickly.

Two-thirds of our rigs have terms with less than 90-day cancellations. So if price drops significantly and costs don’t drop significantly going forward, we will adjust. We are in no hurry to continue this journey. But the size of our inventory is big, it is very material. We could continue drilling the pace I talked about at today’s levels for another 20 years. That is our inventory. In natural gas, our inventory is four or five times that amount.

Rex Tillerson (Chairman and CEO)

I think it is important to recognize the way the Upstream manages its investment portfolio. These wells that Jack is talking about compete with the next best opportunity on a return basis. The Upstream largely looks at return on investment and then at impacts on earnings, cash, and all the other things are important. But starts with a return-based seriatim, and so these wells are attractive to us or we wouldn’t be doing it.

Question 12

Thanks. My follow-up, you have taken a considerable hit over the last several years from entitlement volumes in production sharing contracts when oil moved up to $100. Your planning base as far as I can tell is $55 now. Why are we not seeing some give back in the 4.3 target? Thanks.

Rex Tillerson (Chairman and CEO)

There are a lot of puts and takes when you try to take into account price and entitlement effects, things that move in and out of the portfolio as we adjust. So without getting into a specific number that I would assign to price and entitlement other than what Jeff shares with you in the quarterly calls, it is not a linear effect. I would tell you that.

We just pick a $55 number not because we think that is it but because we need to give you something to tie it to. But I would say in terms of meeting the volume projection, there are a lot of ins and outs in there, price entitlement effects are one of them. Because clearly we are making some adjustments, we are not just blindly going forward without looking at everything that is in that portfolio again.

Question 13

The returns to shareholders you delivered over the last five years, high oil price environment, now a lower oil price environment, you just did a bond deal at a very attractive yield, Capex down a little bit but not a lot. If we assume $55 probably more bond deals would come. But I guess what I really want to understand is as you look at the potential for shareholder returns over say the next three years since that is what the production outlook goes to and the potential necessity to use the balance sheet, how do you weigh maybe more Capex cuts versus faster dividend or slower dividend growth, and then what would you do with the balance sheet? How much maybe are you willing to absorb into the balance sheet?

Rex Tillerson (Chairman and CEO)

I think it really starts with the cash question. We generate cash, and the question is what do you do with the cash? Our view for quite some time has been the first layer of cash goes to the shareholder through dividends. We are committed to a growing dividend. It is the shareholders’ money that we invested, and it is the shareholders’ money that generated the cash. They deserve to have some of that back. So that is the first layer that comes out of the cash.

Then the next thing is we look at our investment opportunities. How much do we think we can execute well. Generally we have a very robust set of opportunities, which is why we talk about selectivity, and it really is based on their attractiveness, how robust they are when we test them. How much we undertake is really a question of our organizational capacity to execute well, along with what we see as the market’s capacity. Because we have been through a period where the market capacity was under a lot of stress, which is why it got overheated.

So we also judge not only our own internal capacity but the capacity of the contract force that has to help us execute these. And if we are uncomfortable with that capacity, then we will shift some things around.

So the second priority then is to fund our investments. And then if we have done all that and still have excess cash, we give it back to the shareholders through share repurchases. Certainly in the period we have been through, we’ve been generating a lot of cash, and we don’t like to leave the cash just sitting on the balance sheet. We don’t think that is a good use of it, and we don’t think it is fair to the shareholder.

So as cash builds, we ramp up the T-share program, we try to do that in fairly deliberate steps, not getting real knee-jerk. That is why we don’t like to do special dividends. There was a hue and cry for special dividends. We like to keep things fairly predictable, so when things come down, we try to be pretty stepwise with it, not jerk things around too much. We obviously have reduced the T-share program which we announced in light of what our cash has been doing, and we started taking some stepwise reductions last year.

We can manage our affairs this way because we have this enormous capacity on the balance sheet. So now is the time that you use that to manage through this transitional period. We use the balance sheet. As you noted, we had a very successful placement yesterday, but we are borrowing in the markets to fund our investment programs. That is why we borrow. We don’t borrow to buy back shares, although a lot of people advocate for us to do that. If you want to think about it as us borrowing to buy $4 billion of shares this year, if that makes you happy, think about it that way.

We borrowed at T+30 basis points, so yes, if you are a financial engineer, there is magic in borrowing to buy back shares, but that is not why we did it. It is really so we can manage cash in a fairly thoughtful, smooth way. We borrowed because we have an investment program that we believe is attractive, and even on the longer-term yields in that borrowing, if someone wants to let me use their money at Treasury +58 or something under 3% for 10 years or something around 3% for 30 years, and I can generate a return on capital employed last year of north of 16%, that is probably a smart thing to do.

That is how we use the balance sheet. It is really in times like this, and if we don’t need to use it we don’t. We preserve that balance sheet strength for something else. But it is when you are going through these kinds of transitional periods, that is when the strength of your balance sheet really serves you well in terms of maintaining your strategies, plans, and tactics, and it serves your shareholder well in not jerking them around on what they are getting back. And that is really how I view it.

That is how we use the balance sheet. Even with the placements we have taken last year and this year, we still have a lot of capacity, and as we have always said, we maintain flexibility so if something really interesting is in front of you, you don’t have to pass because you didn’t have the financial capacity to do it.

Question 14

A question for you. You mentioned earlier how you felt like the U.S. unconventional resource has the potential to be more resilient than people expected and potentially surprise to the upside. Can you talk a little bit about where you see it on the global cost curve at this point? It seems to have declined rapidly. It declined rapidly along that curve over the past 12 months. Is it still accelerating? And where does that stack up on that global curve, and does the unique flexibility of the asset type change the way that you do your business at all?

Rex Tillerson (Chairman and CEO)

Again you are talking about North America?

Question 14 - Clarification

Yes, North America shale resources.

Rex Tillerson (Chairman and CEO)

Well, the characteristics of it are one of the reasons we entered that resource type. We didn’t have any of it, and it is big. Our judgment was it was going to be very significant, and there was value there. That is why we entered it a few years back.

One of the characteristics is, as you described and as Jack talked about, the nature of it is you can very quickly adjust to the environment around you with the only risk being your loss of the leases. The only reason you are compelled to do anything – you never have to do anything, you can walk away – but the only reason you are compelled to do something that might be marginal from an economic sense is in order to preserve the longer-term resource holding in the lease. Otherwise you have enormous flexibility with this thing. And that is what all of the people who participate in it are doing as well.

Now others that are in the resource development in these North American shales, they all have different business models, all different strategies, not very many of them are like ours. That is okay.

So they have built their activities with a different deliverable objective in mind, so the nature of that is when it corrects, it corrects very dramatically, and that is what is evident. When I was talking earlier about the resilience of this, I really do kind of look at the lessons learned from the shale gas because these are a lot of the same people, a lot of the same players. And people showed an enormous resilience through that, and that is why I think you are going to see some surprising resilience on the tight oil side as well. And therefore it will compete globally, kind of back to the essence of your question.

Because maybe what you are trying to ask about is whether North America tight oil has high cost of supply in the global supply curve? And my view no, it does not. There is broad range to the cost of supply curves in the shales. They are not all the same, but certainly there is a significant portion of the shales that are competitive on a global basis.

Question 14 – Follow up

Maybe as a follow-up to that given the cost structure of the rest of your portfolio, the major infrastructure projects that you are working on is — in the slower cycle time in terms of adjusting costs on that part of the portfolio, is it accurate to believe that the best way to re-normalize costs in that part of the portfolio is effectively through the deferral of FIDs? And does the onshore resource provide you with flexibility to address the gaps that you may find in your portfolio if you defer FIDs down the line?

Rex Tillerson (Chairman and CEO)

I don’t know that the onshore resource provides us any particular flexibility other than it provides alternative investment choices. For example, if a major project – a multiyear project, these $1 billion complex things we do – if you really want to go to work on getting the cost of that down, you are not going to undertake some of that project’s investment in a period of time, and you will have other things you can invest the money in. And this large, deep unconventional portfolio we have provides a lot of flexibility on the margins to be able to do that.

I think in your observation, certainly things that are already funded and are in execution, there are still things you can do to extract full cost out of that, and we do. But a lot of it is you have agreed to that, it is contracted, the contractors have taken on obligations on that basis. It is there. So now the real challenge is what do you do to take this changed market condition around cost and build that into the next multi-billion development, and that is why some of these FIDs are moving. Because we are back in conversations with the major EPC contractors.

And look, they are not blind, they see what is going on as well, and they have opportunities in this environment to extract savings. So we are working with them on how do we work together to pull savings out of this environment and lower the cost of the next megaproject. And that is why we are taking our time on FIDs – because we can take our time and we have other investment options available to us.

Question 15

ExxonMobil remains low cost relative to peers, but the trend over the last five years has still been upwards.

Do you think your own internal capacity has become overheated in the same way that the rest of the market has? If so, what can you do directly to try and reverse that trend?

Rex Tillerson (Chairman and CEO)

I’m not sure when you are asking internal capacity, you mean our ExxonMobil organizational costs?

Question 15 - Clarification

Absolutely.

Rex Tillerson (Chairman and CEO)

No, I think if you were to look at our internal costs, using your characterization, one thing I would point you to is our employee headcount. It has continued to come down throughout this period of intense activity. Some of that is due to divestments. Some of it is reorganization, the restructuring of our downstream fuels, lubes marketing organization, moving to a different type of model in our retail fuels offerings. So a lot of it is organizational changes we have made to always find the way to create a piece of value internally that is not going to be available to anybody else and that is ongoing. We are just relentless about that. It doesn’t matter what the prices are, we are just relentless about that in our culture to constantly be lowering the cost structure.

That is why I think our internal cost structure has never really overheated in this environment – all of our internal efforts to always look for a more efficient way to achieve our objectives, to conduct our activities, use all of the technologies that are available out there. The entire vision behind the Houston campus is probably in a large measure what this is all about. How do we create an environment for our organization to do things in a more efficient effective way and to create value that doesn’t exist in the marketplace today and therefore is not available to others? But we will capture it.

So that is why our internal costs have never really overheated. It is the sum of all of those activities which are never-ending. And it is again enabled by this global structure that we created from our global services organizations to the globalizations of our IT and our systems, to the globalizations of our financial organizations. They look across the business lines on everything whether it is tax, financing, or operating practices.

I can promise you the Downstream and Chemicals interacts with the Upstream like that every day in discussions around how we can create a value component through the integration inside our organization that no one else will get. And that is why as I look at our costs internally, they have been held relatively constant.

Question 15 – Follow Up

So as a direct follow-up in the oil price environment that you describe, do you see Upstream unit costs moving down over the next two to three years?

Rex Tillerson (Chairman and CEO)

It depends on how the external market environment continues to adjust. We already are seeing measurable cost reductions in a number of activities, not just on the capital investment side, but we would expect some of our variable costs on an operating basis to shift down in this environment as well. So again, we are kind of in the early stages of it, but we are expecting to see some operating cost reductions out of this. We are not prepared to quantify those to you yet because the organization is only now beginning to test that broadly in terms of what are we going to be able to capture and understand whether it is something we can embed or a one-off capture that may not been there a year from now.

But we certainly have set the expectation in the organization that they will capture base operating cost reductions of a certain level out of this environment.

Question 16

A question on Chemicals. Given the lower cost of naphtha developing in the market, are your investments and ethane cracking looking relatively less attractive?

Rex Tillerson (Chairman and CEO)

That is a great question. I would tell you they are looking absolutely attractive but rather than a deterioration of ethane, perhaps it is an improvement in naphtha. Let me let my expert talk more about that. Mike?

Mike Dolan (Senior Vice President)

I think what Rex said is right. The project that we have under development now in North America is very strong, and it is strong for a couple of reasons. One is the spread that you referenced, but also we are doing this on an incremental basis on our existing facilities, our existing supply chain, our existing marketing, and we have the ability to put a lot of this new capacity into some premium products that are growing at a higher rate than chemicals are growing in general.

We are very certain this is going to be a good project for us, and we continue to move forward. We will look in the future at even more investments. There is a length of ethane available because of the success in North America in both the shale in the oil and the gas side. It looks like that length is going to be there for some time. The Chemical industry, has gone through a building cycle, we have kind of come to the other side of that, and the industry is waiting for these North American investments. So we are likely to see supply and demand get tighter over the ensuing years until some of this new capacity comes on. We will be one of the first ones in 2017.

I think there are about three more that are actually permitted and moving ahead right now, and then there will be others. The world needs about four of these complexes a year just to meet the growing demand. So we are very encouraged now.

On the other side of that, the lower oil price, lower naphtha price, and the lower utility prices that we see in Asia – many of which are tied to the oil price – are really helping our operations in Asia and Europe. So with our balance, while in our ongoing operations we might lose a little bit in North America, we are going to gain big time in Asia and somewhat in Europe as well.

In our system, we have that geographic mix and mixture of technologies, a lot of flexibility – how we optimize the complexes every day with the refineries as well as the chemical plants.

Question 17

My next question is Upstream. Given the large decline rates in Prudhoe Bay and neighboring Alaska fields and the Obama administration’s decision to forbid drilling on ANWR, is Exxon concerned that the declining production from Northern Alaska moving through the Alyeska pipeline might begin to challenge the technical capability of the pipeline as it approaches under 300,000 barrels a day to operate?

Rex Tillerson (Chairman and CEO)

Yes, we are concerned. Let me let Jack maybe make a little broader comment on that in terms of what can be done about it.

Jack Williams (Senior Vice President)

We are concerned, and we have been working on it for a long time. I was up in Alaska 10 or 12 years ago, and we were talking about it then. So we have been working this: how can we get that turndown capacity lower, and of course the issue is keeping the crude heated enough so you can keep it flowing it through the pipeline. There are things that Alyeska is looking at with our support and other partners support to try to get that down to a lower level, but ultimately the likely limiting factor on North Slope production is turndown capacity on TAPS.

You would like to see North Slope development. We are continuing to infill drill at Prudhoe. We have BP as operator and us and ConocoPhillips participating. We have seven, eight rigs running there to continue to try to keep that production rate up as much as we could. Other development is continuing.

Looking to other projects, a large gas development could be supportive in terms of continued activity to get more liquids flowing down that line. So we are doing a lot of things, but ultimately it is a concern, not in the next three or four years, but it is a concern looking out.

Question 18

I think it was in response to the first question you were talking about the purposeful mix to low decline assets that you have been focused on. And I know you don’t want to put a numbers out there for a post 2017 — totally understandable. Just kind of curious what the main objectives are of the Company post 2017? Given your view of the macro environment, it sounds like maybe growth would be tabled for now at this stage. But are you satisfied with the portfolio mix as it stands, the amount of low decline assets that you have, the amount of shale assets that you have and just how you are thinking about that from an organic and inorganic standpoint?

Rex Tillerson (Chairman and CEO)

If you look into that resource base, that 93 billion barrels, I think it is evident that there is a very wide variety of resource types, and when we say resource types, we mean not just their geologic and reservoir characteristics but also their development requirements and markets. So we have a number of things we can choose from.

I would highlight again that the LNG portfolio we have is pretty robust. The biggest challenge we are having is deciding which one because there are some pretty attractive holdings there, and we have our insights into the market itself.

So post 2017, it really is sticking with these fundamentals I have talked about, being very mindful that we want to continue to generate industry-leading returns. So picking the best, not just picking what might be the easiest or picking what might today appear to be the most ready. Because if there is something else that we believe would clearly generate a higher return to the shareholder and create more value, let’s put effort on that, even if it needs a little more work. Because we can hold a lot of these opportunities, we are able to hold these opportunities for a long time and preserve the opportunity and decide how we want to sequence these.

And again, the LNG portfolio is a great example of, which we have several, and the real question is how we want to sequence those, what is the proper sequence to get the maximum value? We’ve talked a lot about the North American portfolio so I think that is well understood.

In Canada, we have very, very large robust holdings of oil sands – and of all types, from mineable to in-situ, and we have years of experience in both. The same thing there, we are looking at a seriatim, what is the correct sequence? What we always have done is ensure we have a very large inventory of resource opportunities that we can have our talented people looking at and helping us make those choices of the right approach, the right sequence.

Even if something is viable today, if they believe that they are working on something that could dramatically improve the opportunity, let’s just wait. Let’s put it back in the queue and let them keep working on it so that it will perform even better when we do take a decision on it.

We have never been volume driven. I know people still don’t believe that, but we really have always been about maximizing our net income, our value to the shareholder, being able to return cash to the shareholder, and staying positioned to perform in whatever the world’s environment presents us – and to be successful at that and to be better at it than anyone else. All of these other things are just outcomes of that approach.

Question 19

Thanks. Just a quick follow-up with respect to the Torrance refinery, any update you could just give about the status and the timing there?

Rex Tillerson (Chairman and CEO)

Yes, let me let Darren respond.

Darren Woods (Senior Vice President)

Yes, we are still in the process of securing the site. The unit that had the incident was an emission controls device on the back end of one of our facilities that makes gasoline, and that has quite a bit of damage that we are securing and getting assessment teams in. We are working with the regulators to make sure we can get things back up and running. We have parts of the refinery running today, we are running crude, and we are working on facilities to get other parts up in the next month. And then we are looking longer-term how we run with this back-end emission control system off-line, and we are working with regulators to see if there are some options around that.

Question 20

Exxon had very large bitumen reserve adds in 2014. Was that mainly Kearl?

Rex Tillerson (Chairman and CEO)

2014?

Question 20 - Clarification

Yes, 2014. The revisions were pretty large. Was it all Kearl?

Rex Tillerson (Chairman and CEO)

Yes, it was largely Kearl.

Question 21

Okay, great. Next one, regarding the unconventional growth in the U.S. fairly ambitious. Given the product mix that the three basins produced, should we assume a bias more towards Permian and Bakken over Ardmore?

Rex Tillerson (Chairman and CEO)

It is pretty balanced, I think. Part of this is the stage of maturity in our process of exploiting the resources. As you heard Jack respond, we are pretty far along in the Bakken in terms of understanding it and developing it. We are in earlier stages in the Permian of understanding how do we want to now go about this and we are beginning to see the picture come together.

The Ardmore is kind of maintaining a steady state I would say. Marietta is another new play where we are in the early stages. So I don’t think there is a — not a particular bias per se as opposed to where are we in the whole development cycle of the resources according to the way we like to approach it.

So Bakken, you might see some tempering there because we have been really active, and we are getting so efficient with it. Ardmore, kind of steady-state. Marietta, early stage. Permian, I think we are in early stages but it is starting to really come together and probably will pick things up there.

Question 22

Can you talk a little bit about the robustness of the mature conventional asset base in the Upstream? I am thinking particularly when the current cycle forces you to reappraise the prices you are using on short-term investment in mature assets, how robust is the portfolio to that and how does that make you think about potential decline rates in some of these assets?

Rex Tillerson (Chairman and CEO)

The conventional producing asset base if you think about it, it is highly diverse as well. It is comprised of some deepwater assets in the Gulf of Mexico, which I assume is included in what we are talking about in terms of conventional. So there are deepwater assets in the Gulf of Mexico. There are some deepwater assets in West Africa. We have conventional assets offshore California, there are some in Canada. So they are really distributed across the globe.

Again as we look in the seriatim of opportunities, they go into that seriatim to compete in terms of further investment whether it is further development drilling opportunities to continue to develop the resource, which mitigates the decline in the conventional asset, or whether it is a step out or next development of another block. It goes right into the same opportunity asset seriatim for consideration.

There is not any particular bias towards an asset that might be declining at 7% versus an asset that is declining at 2%. It is purely and simply which one of these delivers the best value.

Question 22 – Follow Up

But presumably with some of the short cycle spend we would be right in assuming that the current spot price or thereabouts has a heavy influence in your pricing assumptions behind those decisions?

Rex Tillerson (Chairman and CEO)

Again it is highly dependent upon the nature of the development. So if you are going to decide am I going to drill the next fault block deepwater well at Erha or something – those wells are more expensive – or another well in the Gulf of Mexico conventional resource – again more expensive. All new wells are assessed across this range of pricing. But you are going to look at a little further time horizon with these deepwater wells that are going to produce with a different decline curve characteristic than say a nonconventional onshore.

So nonconventional onshore I would say is more heavily weighted to today’s pricing because of the nature of the tight curves. All of that gets managed when you run the economic cases we ask people to look at, and that helps us make those decisions because they are going to look different under a range of pricing outlooks, and that lets us decide to spend the money here, not there.

Question 23

I just wanted to come back to the LNG portfolio. What is the importance of the development of Upstream resource and the optionality that provides in your overall decision process? And how does Golden Pass then shake out relative to your other opportunities?

Then maybe just a second part. How big is the disconnect on pricing expectations right now between buyers and sellers and do you think this potentially sets up for a very short market in the early part of the next decade?

Rex Tillerson (Chairman and CEO)

Those are great questions. The LNG business is so fascinating right now in terms of what is happening in the global markets. Let me let Andy really speak to that. He probably is one of the most knowledgeable people I know on the subject.

Andy Swiger (Senior Vice President)

It is a fascinating set of questions right now, and we are at a time of a lot of disconnects in terms of expectations out there. Fundamentally, LNG still is a business underpinned by enormous front-end capital investments. It requires a lot of confidence of buyers and sellers on what the pricing structure is going to be. That has taken a bit of a spin in the last few years with lots of talks about different kinds of pricing structures, different kinds of index type pricing, hybrid pricing, and so forth. As people have seen what has happened to prices in the near term, they are now even revisiting their expectations on that.

By and large as we go forward in time, most LNG projects are still going to require people to think long and hard before they make these big capital investments. They’ll think about what their price expectations are going to be. And there are going to be few people from either side of the equation, buyers or sellers, that are going to be quite happy to go to something that is really for the industry, unexplored territory. It will take a while to feel our way into that.

Things like Golden Pass, part of your question there, are a little bit different than our past ones that were anchored very tightly to a resource. But then again, the North American resource base is unique in terms of this huge liquid pool of resource out there. So that is causing some difference in the thinking, but fundamentally it is still a huge project to fund, and everybody has to have confidence on what the pricing structure is going to be there.

So I think it is going to take a while for people to sort through some of these big decisions that the industry is faced with on greenfield projects in particular. The brownfields like Golden Pass are a little bit different, and there may be some disruption and some discombobulation in supply say five, ten years out as a result of that. That is just a normal thing in the business.

Question 24

Just a quick follow-up, are you expecting any significant deflation in the LNG construction costs of similar levels that you have seen in let’s say North American drilling?

Andy Swiger (Senior Vice President)

Well, I think the comments you have heard around the room about the contractor community, the market pressures of the past pertain to the LNG business as well. While some aspects that are really unique in terms of the fabrications of certain pieces, towards the end of the day it is a big mega construction project subject to the same forces that other mega construction projects are as well, so I think we will see the same sort of response.

Rex Tillerson (Chairman and CEO)

We are going to take one last question. We will go to the back there.

Question 25

I had a question going back to capital allocation so this is thinking both organically and inorganically. You have seen growing capital allocation to North American shale over the last few years. And I’m just wondering how you think about that going forward in the context of North American shale seeming less geologically complex. You have got less execution risk in carrying out the projects, clearly a lot less political risk as well. How does that change your view in terms of capital allocation to North American shale versus international projects going forward?

Rex Tillerson (Chairman and CEO)

For all of the reasons you just described, and as we have outlined, there is a level of certainty around a decision you take to develop the next increment of volume from North American shales, whether it be tight oil or unconventional shale gas. So that as you look at investment choices, you certainly take into consideration the level of uncertainty around your decision, which then by and large is dealt with in how we test the robustness of the decision. And in the case of North America, as you point out, there is a fairly low level of uncertainty, a low level of risk really around execution and your ability to continue to drive costs down and operate without incidents and things like that because once we have finished our work, it is pretty well known to us as far as what we are going to achieve. By contrast, other investment options may have elements of uncertainty that are difficult to know or to mitigate.

And so in those cases we test those decisions against how those uncertainties could play out and then look at the robustness of that investment. And if we are uncomfortable with it, the organization gets sent back to mitigate those uncertainties either through more geologic and reservoir appraisal work or further technological advancements or further cost reductions or they go back and talk to governments about the fiscal regime or about some of our concerns if we have some.

That is really the way the two play against one another, and that is why I think it kind of goes to an earlier question and comment about one of the real benefits to us of having this enormous North American holding now is it gives us things on the edge where we like those opportunities and we’ve got something else that we really want the organization to spend a little more time working on, we don’t have to push that one forward as hard.

Let’s take our time and get this right, we will just go out and do some more in the unconventionals because it is attractive to do so. And when these big mega projects are ready to go, then we will go. And if the capital allocation requires us to cut back a bit over here, it is easy to do that and not lose the opportunity. That is really the way I think the interplay occurs between the two.

Question 26

I had one second question. Just looking at the cash flow this year and going forward, I was just wondering if you could give some indication in this kind of $55 scenario that you are outlining, what does cash flow from operations look like this year? And going forward to 2017, how do you see underlying cash flow growth given the mix of new projects coming in, are they on average higher cash flow per barrel and the impact of lower cost savings coming through?

Rex Tillerson (Chairman and CEO)

Well, that is a pretty detailed question, which I typically would not want to address specifically because there are a number of moving parts in that question. I think as you even acknowledged in asking it. I think all of you can look at the filings we make against the realizations that were on offer to us at that time. We also provide you some indication of how price movements affect earnings. You can pretty well see what our depreciation rates are running and so then it is just a question of the capital itself and what we choose to do.

Suffice it to say that the cash flow is not a limiting factor for any of our strategies or plans. We have the capacity to manage whatever difference there may be between the cash our business generates and what we feel is in the long-term interest of the shareholder to do.

With that again, let me thank all of you for being here today and for your interest and for your questions. And we will wish you safe travels home.